EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8, of our report dated December 22, 2011 relating to the consolidated balance sheet of IceWEB, Inc. at September 30, 2011 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2011 and 2011.

/s/ SHERB & CO., LLP
Certified Public Accountants

Boca Raton, Florida

September 26, 2013